Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-271649

PROSPECTUS SUPPLEMENT

NOVEMBER 13, 2023

for

UP TO 37,264,787 ORDINARY SHARES, 23,950,000 WARRANTS,

AND 23,950,000 ORDINARY SHARES UNDERLYING WARRANTS

of

CAPTIVISION INC.

IN CONNECTION WITH THE BUSINESS COMBINATION DESCRIBED IN THE PROXY

STATEMENT/PROSPECTUS DATED SEPTEMBER 13, 2023.

Captivision Inc. (the “New PubCo”) has filed a registration statement on Form F-4 (including a proxy statement/prospectus) with the Securities and Exchange Commission (“SEC”) (File No. 333-271649) for the offering to which this communication relates. Before you invest, you should read the proxy statement/prospectus in that registration statement and other documents that New PubCo has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

The following information supplements and updates the information contained in the proxy statement/prospectus dated September 13, 2023 (the “Prospectus”) of New PubCo. This prospectus supplement (the “Prospectus Supplement”) should be read together with the Prospectus. A copy of the Prospectus can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1967478/000119312523234498/d421220d424b3.htm

Defined terms used herein and not otherwise defined shall have the meanings set forth in the Prospectus.

Investing in our securities involves a high degree of risks. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 67 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of the Prospectus or this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 14, 2023.

Recent Developments

This section describes certain recent developments relating to financing and management of New PubCo following the Business Combination. All of the other information in the Prospectus remains unchanged.

Management of New PubCo

Chief Financial Officer

The Prospectus disclosed that, following the Business Combination, Keong Rae Kim would be the Chief Financial Officer of New PubCo. After careful consideration, New PubCo, GLAAM and JGGC have decided to appoint Anthony Page, the current Chief Financial Officer of JGGC, to act as the Chief Financial Officer of New PubCo.

Anthony R. Page, 60, has been the Chief Risk Officer of JGP since February 2022 and previously served as JGP’s Head of Risk Management from January 2021 to February 2022 and senior advisor from 2015 to 2020. From 2006 to 2010, Mr. Page served as Senior Vice President and Director of Commercial Mortgage Investments for Capstead Mortgage Corporation (NYSE: CMO). From 2001 to 2015, Mr. Page served as Managing Partner of Perimone Investment Partners. From 1996 to 2000, Mr. Page was a principal at Apollo Real Estate Advisors focusing on international investments while residing in New York and Hong Kong. Prior to that, Mr. Page served as the Chief Financial Officer for Boston-based Winthrop Financial Associates and First Winthrop Corporation. Mr. Page is a member of the board of directors and Secretary of the Dallas Housing Finance Corp., and a member of the boards of directors of Brilliant China (a leading integrated developer, operator, and investment manager of logistics warehouses and related industrial properties in China), the McKinney Avenue Transit Authority, Uptown Dallas Inc., and the Uptown Success Alliance, Inc., Mr. Page is a CFA Charterholder, a Chartered Alternative Investment Analyst, was previously a certified public accountant, graduated from the University of Virginia with a B.S. in Commerce and completed the Advanced Management Development Program at the Harvard University Graduate School of Design.

Chief Technology Officer

The Prospectus disclosed that, following the Business Combination, Young Woo Lee would be the Chief Technology Officer of New PubCo and Dr. Orhan Ertughrul would be the Chief Operating Officer. After careful consideration, New PubCo, GLAAM and JGGC have decided to appoint Dr. Ertughrul, the Executive Managing Director of GLAAM’s UK subsidiary G-SMATT Europe, to act as the Chief Technology Officer of New PubCo. No Chief Operating Officer of New PubCo will be appointed at Closing.

Dr. Orhan Ertughrul, 55, is the Executive Managing Director of GLAAM’s UK subsidiary G-SMATT Europe which he joined in 2017. Dr. Ertughrul has been instrumental in productifying GLAAM’s offering and in developing product roadmaps and marketing programs. Dr. Ertughrul has over 20 years of experience as a product management professional and has held several senior roles, including founding several companies. He has eight years of experience in start-ups and extensive product marketing experience, including being a Principle Consultant at BioX Clan, a Korean early stage investor. Prior to GLAAM, Dr. Ertughrul was a Product Manager for Data Center Products at Comstor UK. Prior, Dr. Ertughrul was a Director of DSP Value Programs at Consona Corporation, 2007-2010. Dr. Ertughrul was Director of Product Development at Chello, of UPC Broadband, a Liberty Global company, 2000-2006. Dr. Ertughrul holds a Ph.D. in Molecular Biology from St Edmund’s College, Cambridge University, M.Sc. in Computer Science from Newcastle University, and an M.Sc./ARCS in Biotechnology from Imperial College London.

Financing

Non-Redemption Agreements

On November 13, 2023, JGGC entered into three non-redemption agreements (the “Non-Redemption Agreements”), each with a distinct investor (each, an “Investor”) on behalf of certain funds, investors, entities or accounts that are managed, sponsored or advised by each such Investor or its affiliates. Pursuant to each Non-Redemption Agreement, each Investor agreed to rescind or reverse any previously submitted redemption demand of the JGGC Class A Ordinary Shares held or to be acquired by such Investor (the “Investor Shares”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Non-Redemption Agreements.

Upon consummation of the Business Combination, JGGC shall pay or cause to be paid to each Investor a payment in respect of its respective Investor Shares in cash released from the trust account established in connection with JGGC’s IPO equal to the number of Investor Shares multiplied by the Redemption Price, minus the amount specified in each of the Non-Redemption Agreements of its respective Investor Shares multiplied by the Redemption Price.

JGGC may enter into other non-redemption agreements with substantially similar terms with other investors or shareholders of JGGC, which may mandate the non-redemption of no more than 7,000,000 JGGC Class A Ordinary Shares.

The foregoing description of the Non-Redemption Agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the Non-Redemption Agreements, a copy of the form of which is attached hereto as Annex A and is incorporated by reference herein.

Forward-Looking Statements

This Prospectus Supplement includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, JGGC’s, GLAAM’s and New PubCo’s expectations with respect to future performance and anticipated financial impacts of the Business Combination, the satisfaction of the closing conditions to the Business Combination and the timing of the completion of the Business Combination. For example, projections of future enterprise value, revenue and other metrics are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expect”, “intend”, “will”, “estimate”, “anticipate”, “believe”, “predict”, “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.

These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by JGGC and its management, New PubCo and GLAAM and its management, as the case may be, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement; (2) the outcome of any legal proceedings or regulatory matters or investigations that may be instituted against JGGC, GLAAM, New PubCo or others; (3) the inability to complete the Business Combination due to the failure to satisfy other conditions to closing; (4) changes to the proposed structure of the Business Combination that may be required or appropriate as a result of applicable laws or regulations; (5) the ability to meet stock exchange listing standards following the consummation of the Business Combination; (6) the risk that the Business Combination disrupts current plans and operations of JGGC or GLAAM as a result of the announcement and consummation of the Business Combination; (7) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of New PubCo to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (8) costs related to the Business Combination; (9) changes in applicable laws or regulations; (10) the possibility that JGGC, GLAAM or New PubCo may be adversely affected by other economic, business, and/or competitive factors; (11) the impact of COVID-19 on GLAAM’s business and/or the ability of the parties to complete the proposed Business Combination; (12) GLAAM’s estimates of expenses and profitability and underlying assumptions with respect to shareholder redemptions and purchase price and other adjustments; and (13) other risks and uncertainties set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Prospectus, in JGGC’s final prospectus relating to its IPO and in JGGC’s and New PubCo’s other filings with the SEC.

Nothing in this communication should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date hereof. None of JGGC, GLAAM or New PubCo undertake any duty to update these forward-looking statements.

ANNEX A

FORM OF NON-REDEMPTION AGREEMENT

This NON-REDEMPTION AGREEMENT (this “Agreement”), dated as of [•] 2023, is made by and among Jaguar Global Growth Corporation I, a Cayman Islands exempted company limited by shares (the “Company”), and the Backstop Investor (as defined below).

WHEREAS, the Company is a special purpose acquisition company whose Class A Ordinary Shares (“Ordinary Shares”) are traded on the Nasdaq Global Market under the symbol “JGGC”, and whose public warrants (“Warrants”) are traded on the Nasdaq Global Market under the symbol “JGGCW”, among other securities of the Company;

WHEREAS, the Company, Captivision Inc., a Cayman Islands exempted company limited by shares (“Captivision”), Jaguar Global Growth Korea Co., Ltd., a stock corporation (chusik hoesa) organized under the laws of the Republic of Korea and wholly owned direct subsidiary of JGGC, and GLAAM Co., Ltd., a corporation (chusik hoesa) organized under the laws of the Republic of Korea, have entered into a business combination agreement, dated as of March 2, 2023 (as the same has been amended as of June 16, 2023, July 7, 2023, July 18, 2023 and September 7, 2023 and may be further amended, supplemented, or otherwise modified from time to time, the “Transaction Agreement”);

WHEREAS, the Company and Backstop Investor on behalf of certain funds, investors, entities or accounts that are managed, sponsored or advised by Backstop Investor or its affiliates (the “Backstop Investor”) are entering into this Agreement in anticipation of the closing of the business combination contemplated by the Transaction Agreement (the “Business Combination”);

WHEREAS, prior to or concurrent with the execution of this Agreement, the Company may enter into other non-redemption agreements with substantially similar terms with other shareholders of the Company (such other shareholders of the Company, “Other Backstop Investors”), which, together with this Agreement, mandate the non-redemption of no more than 7,000,000 shares of Ordinary Shares;

WHEREAS, the Backstop Investor is willing to reverse any previously submitted redemption demand of Ordinary Shares held or to be acquired by such Backstop Investor;

WHEREAS, pursuant to the Company’s amended and restated memorandum and articles of association (as amended on August 11, 2023) (the “Articles”), the Company’s public shareholders have the right to require that the Company redeem their Ordinary Shares in connection with the Business Combination, for the Redemption Price (as defined in the Articles), representing the right to receive each shareholder’s portion of the funds currently in the Company’s trust account, to the extent a shareholder exercises such redemption right. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of November 12, 2023 of $109,093,737.13, the estimated per share redemption price would have been approximately $10.83;

WHEREAS, the Company filed a definitive proxy statement on September 13, 2023 (the “Proxy Statement”) with a deadline to exercise the redemption rights of Ordinary Shares of 5:00 p.m., Eastern Daylight time on September 25, 2023, which was two (2) business days before the scheduled special meeting (the “Meeting”) of shareholders of the Company to approve the Business Combination, and which was held on September 27, 2023;

WHEREAS the Company filed a supplement to the Proxy Statement on September 27, 2023 indicating that any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with the Company’s consent;

WHEREAS, pursuant to the terms of this Agreement, the Backstop Investor desires to agree to refrain from exercising such redemption right with respect to the Backstop Investor Shares (as defined below); and

WHEREAS, all capitalized terms used but not defined herein shall have the respective meanings specified in the Transaction Agreement.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties agree as follows:

1. Non-Redemption Agreement.

(a) Subject to the conditions set forth in this Agreement, the Backstop Investor irrevocably and unconditionally hereby agrees to rescind or reverse any previously submitted redemption demand within two (2) business days following the execution of this Agreement with respect to the Ordinary Shares held by the Backstop Investor as of the date of this Agreement set out in Exhibit A, if any (the “Existing Shares”); and

(b) Subject to the conditions set forth in this Agreement, the Backstop Investor shall purchase Ordinary Shares up to the amount set out in Exhibit A (the “Acquired Share Cap”) from shareholders of the Company who have rescinded or reversed any previously submitted redemption demand with respect to such shares, either in the open market or through privately negotiated transactions within two (2) business days following the execution of this Agreement. The Ordinary Shares that the Backstop Investor actually acquires pursuant to this Section 1(b) together with the Existing Shares are referred to herein as the “Backstop Investor Shares”.

(c) The Acquired Share Cap shall be equal to 10.83 times the number of Committed Shares (as defined below). For the avoidance of doubt, the Backstop Investor may have voting and investment power over additional Ordinary Shares (such shares, “Non-Backstop Investor Shares”) which are not subject to this Agreement.

(d) Within two (2) business days following the execution of this Agreement, the Backstop Investor hereby agrees to provide written notice to the Company:

(i) of the total number of Backstop Investor Shares it has acquired pursuant to Section 1(b);

(ii) of the total number of Backstop Investor Shares it held as of two (2) business days following the execution of this Agreement; and

(iii) attaching evidence or proof of purchase and/or ownership of such Backstop Investor Shares in a form reasonably satisfactory to the Company.

2. Non-Redemption Payment. Upon consummation of the Business Combination, the Company shall pay or cause to be paid to the Backstop Investor a payment in respect of its Backstop Investor Shares (the “Non-Redemption Cash”) in cash released from the Trust Account (as defined below) equal to the number of Backstop Investor Shares multiplied by the Redemption Price, minus [●] of the Backstop Investor Shares (the “Committed Shares”) multiplied by the Redemption Price.

3. Representations and Warranties. Each of the parties hereto represents and warrants to the other party that: (a) it is a validly existing company, partnership or corporation, in good standing under the laws of the jurisdiction of its formation or incorporation; (b) this Agreement constitutes a valid and legally binding obligation on it in accordance with its terms, subject to laws relating to bankruptcy, insolvency and relief of debtors, and laws governing specific performance, injunctive relief and other equitable remedies; (c) the execution, delivery and performance of this Agreement by it has been duly authorized by all necessary corporate action, and (d) the execution, delivery and performance of this Agreement will not result in a violation of its Certificate of Formation or Certificate of Incorporation or equivalent organizational documents, as applicable, or conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement or instrument to which it is a party or by which it is bound. The Backstop Investor represents and warrants to the Company, that, as of the date of the notice referenced in Section 1(d), the Backstop Investor will beneficially own all of the Backstop Investor Shares subject to this Agreement and any previously submitted redemption demand with respect to such shares has been rescinded or reversed. The Company represents and warrants to the Backstop Investor that it will not treat the payment of the Non-Redemption Cash as a debt repayment.

4. Additional Covenants. The Backstop Investor hereby covenants and agrees that, except for this Agreement, the Backstop Investor shall not, at any time while this Agreement remains in effect, (i) enter into any voting agreement or voting trust with respect to the Backstop Investor Shares (or any securities received in exchange therefore) inconsistent with Backstop Investor’s obligations pursuant to this Agreement, (ii) grant a proxy, a consent or power of attorney with respect to the Backstop Investor Shares (or any securities received in exchange therefore), (iii) enter into any agreement or take any action that would make any representation or warranty of Backstop Investor contained herein untrue or inaccurate in any material respect or have the effect of preventing or disabling Backstop Investor from performing any of its obligations under this Agreement, or (iv) purchase the Backstop Investor Shares at a price higher than the price offered through the Company’s redemption process.

5. Expenses. Each party shall be responsible for its own fees and expenses related to this Agreement and the transactions contemplated hereby.

6. Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest to occur of (a) the termination of the Transaction Agreement in accordance with its terms, (b) the mutual written consent of the parties hereto, (c) November 30, 2023, if the Business Combination has not been consummated by such date, and (d) the payment of the Non-Redemption Cash to the Backstop Investor following the consummation of the Business Combination. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any person in respect hereof or the transactions contemplated hereby; provided that, notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to clauses (a) and (d) above shall not affect any liability on the part of any party for an intentional breach of this Agreement. Section 5 through and including Section 24 of this Agreement will survive the termination of this Agreement.

7. Trust Account Waiver. The Backstop Investor acknowledges that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (“IPO”) and certain proceeds of a private placement (including interest accrued from time to time thereon) for the benefit of its public shareholders and certain other parties (including the underwriters of the IPO). For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Backstop Investor hereby agrees (on its own behalf and on behalf of its related parties) that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and it shall not make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”); provided, that the Released Claims shall not include any rights or claims of the Backstop Investor or any of its related parties as a shareholder of the Company to the extent related to or arising from any Backstop Investor Shares. The Backstop Investor hereby irrevocably waives (on its own behalf and on behalf of its related parties) any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, this Agreement and will not seek recourse against the Trust Account with respect to the Released Claims. For the avoidance of doubt, this provision shall not restrict the Backstop Investor’s redemption rights with respect to the Non-Backstop Investor Shares.

8. Public Disclosure. The Company shall file a Current Report on Form 8-K with the SEC (the “Current Report”) reporting the material terms of this Agreement but not including the names of the Backstop Investor and its affiliates and/or advised funds, unless required by law, within four (4) business days following the execution of this Agreement. The Company shall not, and shall cause its representatives to not, disclose any material non-public information to the Backstop Investor concerning the Company, the Ordinary Shares or the Business Combination, other than the existence of this Agreement, such that the Backstop Investor shall not be in possession of any such material non-public information from and after the filing of the Current Report. Notwithstanding anything in this Agreement to the contrary, the Backstop Investor agrees that the Company shall have the right to publicly disclose the nature of the Backstop Investor’s commitments, arrangements and understandings under and relating to this Agreement in any filing by the Company with the SEC.

9. Governing Law. This Agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court does not have jurisdiction, the New York state courts located in the Borough of Manhattan, State of New York, in any action arising out of or relating to this Agreement. The parties irrevocably agree that all such claims shall be heard and determined in such a New York federal or state court, and that such jurisdiction of such courts with respect thereto will be exclusive. Each party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Agreement that it is not subject to such jurisdiction, or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 21 hereof or in such other manner as may be permitted by law, will be valid and sufficient service thereof.

10. Waiver of Jury Trial. To the extent not prohibited by applicable law that cannot be waived, each of the parties hereto irrevocably waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto or thereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, statute, equity or otherwise. Each party hereby further agrees and consents that any such litigation shall be decided by court trial without a jury and that the parties to this Agreement may file a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

11. Freely Tradable. The Company confirms that the Backstop Investor Shares will be freely tradeable without restrictive legends following the Business Combination; the Backstop Investor Shares will not require re-registration pursuant to a registration statement filed with the SEC on Form F-1 or Form F-3 or equivalent following the Business Combination; and that the Backstop Investor shall not be identified as a statutory underwriter in any registration statement filed with the SEC on Form F-1 or Form F-3 or equivalent.

12. Form W-9 or W-8. The Backstop Investor shall, upon or prior to the consummation of the Business Combination, execute and deliver to the Company a completed IRS Form W-9 or Form W-8, as applicable.

13. Non-Reliance. The Backstop Investor has had the opportunity to consult its own advisors, including financial and tax advisors, regarding this Agreement or the arrangements contemplated hereunder and the Backstop Investor hereby acknowledges that neither the Company nor any representative or affiliate of the Company has provided or will provide the Backstop Investor with any financial, tax or other advice relating to this Agreement or the arrangements contemplated hereunder.

14. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the parties, Captivision and their respective successors and permitted assigns. Except as expressly named in this Section 14, this Agreement is not intended, nor shall be construed, to give any person, other than the parties, Captivision and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement.

15. Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the non-assigning party hereto (not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Backstop Investor may transfer its rights, interests and obligations hereunder to one or more investment funds or accounts managed or advised by the Backstop Investor (or a related party or affiliate) and to the extent such transferee is not a party to this Agreement, such transferee shall agree to be bound by the terms hereof prior to any such transfer being effectuated.

16. Specific Performance. The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed that monetary damages may not be an adequate remedy for such breach and the non-breaching party shall be entitled to seek injunctive relief, in addition to any other remedy that such party may have in law or in equity, and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of New York.

17. Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by the parties hereto.

18. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

19. No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship between the Backstop Investor, on the one hand, and the Company, on the other hand, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties.

20. Blocker Provision. Notwithstanding anything to the contrary contained herein, the number of Ordinary Shares that may be acquired by the Backstop Investor upon any exercise of Warrants in the Company and its successor(s) shall be limited to the extent necessary to ensure that, following such exercise (or other issuance), the total number of Ordinary Shares then beneficially owned by such Backstop Investor and its affiliates and any other persons whose beneficial ownership of Ordinary Shares would be aggregated with the Backstop Investor’s for purposes of Section 13(d) of the Exchange Act, does not exceed 9.99% of the total number of issued and outstanding Ordinary Shares (including for such purpose the Ordinary Shares issuable upon such exercise). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. Each delivery of a notice of exercise hereunder will constitute a representation by the Backstop Investor that it has evaluated the limitation set forth in this paragraph and determined that issuance of the full number of Ordinary Shares upon exercise of the Warrants requested in such notice of exercise is permitted under this paragraph. This provision shall not restrict the number of Ordinary Shares which a Backstop Investor may receive or beneficially own in order to determine the amount of securities or other consideration that such Backstop Investor may receive in the event of a merger or other business combination or reclassification involving the Company. For the avoidance of doubt, this restriction shall not be conferred upon any third party to whom the Backstop Investor transfers such Warrants. This restriction may not be waived.

21. Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery; (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the business day following the date of delivery to such courier service; (c) if delivered by electronic mail, on the date of transmission if on a business day before 5:00 p.m. local time of the business address of the recipient party (otherwise on the next succeeding business day), provided the sender receives no bounce-back or similar message indicating non-delivery; in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties in accordance with this Section 21):

If to the Company prior to consummation of the Business Combination:

Jaguar Global Growth Corporation I

601 Brickell Key Drive, Suite 700

Miami, FL 33131

Attn: Anthony R. Page

Email: ap@jaguargrowth.com

with a copy (which will not constitute notice) to:

Baker & McKenzie LLP

452 Fifth Avenue

New York, New York 10018

Attn: Michael L. Fitzgerald

Email: Michael.Fitzgerald@bakermckenzie.com

If to the Company after consummation of the Business Combination:

Captivision Inc.

Unit 18B Nailsworth Mills Estate, Avening Road,

Nailsworth, GL6 0BS, United Kingdom

Attention: Anthony R. Page

Email: ap@jaguargrowth.com

with a copy to:

White & Case LLP

1221 6th Ave,

New York, NY 10020

Attn: Elliott Smith

Email: elliott.smith@whitecase.com

Attn: Chang-Do Gong

Email: cgong@whitecase.com

If to the Backstop Investor:

[●]

Attention: [●]

Email: [●]

with a copy (which will not constitute notice) to:

[●]

Atn: [●]

Email: [●]

22. Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument, and shall include images of manually executed signatures transmitted by electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law.

23. Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent that they relate in any way to the subject matter hereof.

24. Most Favored Nation. In the event the Company enters into one or more other similar non-redemption agreements with any Other Backstop Investors before or after the execution of this Agreement in connection with the Meeting, the Company represents that the terms of such other similar non-redemption agreements are not more favorable to such Other Backstop Investors thereunder than the terms of this Agreement are in respect of the Backstop Investor. In the event that any Other Backstop Investor is afforded any such more favorable terms pursuant to such similar non-redemption agreement than the Backstop Investor, the Company shall promptly inform the Backstop Investor of such more favorable terms in writing, and the Backstop Investor shall have the right to elect to have such more favorable terms included herein, in which case the parties hereto shall promptly amend this Agreement to effect the same.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

Jaguar Global Growth Corporation I

By:
Name:
Title:

Backstop Investor

By:
[●]

By:
Name:
Title:

[Signature Page to Non-Redemption Agreement]

EXHIBIT A

Backstop Investor	Existing Shares		Acquired Share Cap
	[	●]	[	●]